FOR IMMEDIATE RELEASE
Video Display Corporation Regains Compliance
Tucker, GA — April 23, 2009 — Video Display Corporation (Nasdaq: VIDE) today announced that it has received a Nasdaq staff determination letter dated April 16, 2009, notifying the Company that it has not complied with Nasdaq Listing Rule 5210(d)) due to its delinquency in payment of NASDAQ annual fee of $30,000. Such payment of the NASDAQ annual fee was made subsequent to the receipt of the staff determination letter. Accordingly, NASDAQ OMX has notified the Company that Staff will issue the company a Compliance Letter on April 23, 2009 stating that the Company has paid the outstanding $30,000 fee and therefore has regained compliance.
About Video Display Corporation
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial uses with emphasis on high-end training and simulation applications. Its product offerings include ruggedized LCOS, CRT and AMLCD displays as well as complete projection display systems utilizing VDC Display Systems Marquee™ and ESCP line of projectors. VDCDS has extensive experience delivering projection systems worldwide used in many commercial and military trainers, as well as complete solutions for a broad range of applications. Video Display Corporation operates eight sales, design and manufacturing facilities throughout the United States and Europe. For more information, visit the Company’s web site at www.videodisplay.com

Contact:	Ronald D. Ordway, CEO and Chairman 770-938-2080